For Immediate Release

Builders FirstSource Reports Third Quarter 2024 Results

November 5, 2024 (Irving, TX) – Builders FirstSource, Inc. (NYSE: BLDR) today reported its results for the third quarter ended September 30, 2024.

Third Quarter 2024 Highlights

All Year-Over-Year Comparisons Unless Otherwise Noted:

•
Net sales were $4.2 billion, a 6.7% decrease, driven by lower core organic sales and commodity deflation, partially offset by growth from acquisitions and one additional selling day.
•
Gross profit margin percentage decreased 210 basis points to 32.8%, primarily driven by ongoing Multi-Family and core organic normalization.
•
Net income decreased 36.9% to $284.8 million, or $2.44 per diluted share compared to $3.59 per diluted share in the prior year period, which is a 32.0% decline in net income per diluted share. Net income as a percent of net sales decreased by 323 basis points to 6.7%.
•
Adjusted EBITDA decreased 23.0% to $626.5 million, primarily driven by lower gross profit, partially offset by lower operating expenses after adjustments.
•
Adjusted EBITDA margin declined by 310 basis points to 14.8%. Adjusted EBITDA margin has remained in the mid-teens or better for 14 consecutive quarters.
•
Cash provided by operating activities was $730.0 million, up $80.5 million compared to the prior year period, while free cash flow increased 18.0% to $634.7 million, compared to $537.8 million in the prior year period.
•
The Company repurchased 0.9 million shares of common stock at an average price of $176.73 for $159.7 million, inclusive of applicable fees and taxes.

As previously announced, Dave Rush is retiring as President and CEO of Builders FirstSource ("BFS"), effective November 6, 2024, after 25 years of dedicated service. Mr. Rush will remain on the Board of Directors and continue as a special advisor to ensure a smooth transition.

“I'm proud of our resilient third quarter performance as we maintained a mid-teens EBITDA margin by leveraging our distinct competitive advantages and differentiated business model,” commented Dave Rush, CEO of Builders FirstSource. “Our six acquisitions during the third quarter reinforce our commitment to investing in value-added products to enhance our margin profile. I am confident in our ability to execute our strategy and drive long-term growth.”

Rush added, “It has been an honor to serve this great company as CEO for the past two years capping off my more than 25 years of service through various levels of the business. We have the best people in the industry, and the opportunity to be CEO of BFS has truly been the joy and highlight of my career. I am so proud of how far we have come and am grateful to the Board of Directors, my fellow leadership team and all team members for their support. I have full confidence in Peter and know he will be an excellent leader of BFS. He embodies our culture, has helped craft our current strategy, and has served as a trusted advisor to our operational leaders.”

“It has been a pleasure to serve alongside Dave, and I'm grateful that he will continue to be involved moving forward as an advisor and Board member,” commented Peter Jackson, incoming CEO of Builders FirstSource. "I want to thank the Board for their confidence in Pete Beckmann and me to drive the BFS strategy, which will continue to be focused on growing value-added products and services, driving operational excellence, investing in digital solutions and innovation, and continuing to build our high-performing culture. Disciplined capital allocation is a true competitive advantage that creates shareholder value through opportunistic share repurchases and acquisitions that set us up to drive long-term growth. As a trusted partner to homebuilders, we are helping solve industry pain points with our best-in-class product portfolio and scale, industry-leading digital solutions, and an exceptional team dedicated to customer service. I am confident that we are well positioned to take advantage of the many opportunities in front of us.”

Pete Beckmann, incoming CFO of Builders FirstSource, added, “We delivered resilient results during the third quarter despite a choppy housing market and the reduced value of an average start by leaning into the pillars of our strategy and operating model. We are leveraging our fortress balance sheet and free cash flow generation to drive disciplined capital deployment, as witnessed by our share repurchases and M&A activity during the quarter. Our scale and financial flexibility help us act as a key partner to homebuilders, and we have clear line of sight to compound value creation over the long term.”

Third Quarter 2024 Financial Performance Highlights

All Year-Over-Year Comparisons Unless Otherwise Noted:

Net Sales

•
Net sales of $4.2 billion, a 6.7% decrease, driven by a 7.2% decline in core organic sales as Multi-Family continues to trend downward and commodity deflation of 2.9%, partially offset by growth from acquisitions of 2.0% and one additional selling day contributing 1.4%.

•
Core organic net sales declined 7.2%. Single-Family declined 4.6% and Multi-Family declined 30.9%, while Repair and Remodel (“R&R”)/Other increased 0.8%. On a weighted basis, Multi-Family and Single-Family lowered net sales by 4.2% and 3.2%, respectively, while R&R/Other raised sales by 0.2%.

Gross Profit

•
Gross profit was $1.4 billion, a decrease of 12.3%. Gross profit margin percentage decreased 210 basis points to 32.8%, primarily driven by ongoing Multi-Family and core organic normalization.

Selling, General and Administrative Expenses

•
SG&A was $958.3 million, an increase of $18.8 million, or 2.0%, primarily driven by additional expenses from operations acquired within the last twelve months and asset write-offs, which were partially offset by lower variable compensation on decreased sales. As a percentage of net sales, total SG&A increased by 190 basis points to 22.6%, primarily attributable to reduced operating leverage.

Interest Expense

•
Interest expense increased $4.1 million to $54.3 million, primarily due to higher average debt balances.

Income Tax Expense

•
Income tax expense was $89.0 million, compared to $140.0 million in the prior year period, primarily driven by a decrease in income before income tax. The effective tax rate in the third quarter increased 10 basis points year-over-year to 23.8%.

Net Income

•
Net income was $284.8 million, or $2.44 earnings per diluted share, compared to net income of $451.5 million, or $3.59 earnings per diluted share, in the same period a year ago. The 36.9% decrease in net income was primarily driven by lower gross profit and higher operating expenses, partially offset by lower income tax expenses.
•
Net income as a percentage of net sales decreased by 323 basis points from the prior year period to 6.7%, primarily due to lower gross profit margins, partially offset by lower income tax expenses.

Adjusted Net Income

•
Adjusted net income was $359.5 million, a decrease of 32.6%, primarily driven by lower gross profit, partially offset by lower operating expenses after adjustments and lower income tax expenses.

Adjusted Earnings Per Diluted Share

•
Adjusted earnings per diluted share was $3.07, compared to $4.24 in the same period a year ago. The 27.6% decrease was primarily driven by lower adjusted net income, partially offset by share repurchases.

Adjusted EBITDA

•
Adjusted EBITDA decreased 23.0% to $626.5 million, primarily driven by lower gross profit, partially offset by lower operating expenses after adjustments.
•
Adjusted EBITDA margin declined by 310 basis points from the prior year period to 14.8%, primarily due to lower gross profit margins, partially offset by lower operating expenses.

Productivity Savings From Operational Excellence

•
For the third quarter, the Company delivered approximately $27 million in productivity savings related to operational excellence and supply chain initiatives. Year to date, the Company has delivered approximately $104 million in productivity savings.
•
The Company expects to deliver $110 million to $120 million in productivity savings in 2024.

Capital Structure, Leverage, and Liquidity Information

•
For the three months ended September 30, 2024, cash provided by operating activities was $730.0 million, and cash used in investing activities was $219.3 million. The Company's free cash flow was $634.7 million, compared to $537.8 million in the prior year period due to a decrease in net working capital, partially offset by lower net income.

•
Liquidity as of September 30, 2024, was approximately $2.0 billion, consisting of $1.7 billion in net borrowing availability under the revolving credit facility and $0.3 billion of cash on hand.
•
As of September 30, 2024, LTM Adjusted EBITDA was $2.5 billion and net debt was $3.4 billion, resulting in the net debt to LTM Adjusted EBITDA ratio of 1.4x, compared to 1.1x in the prior year period.
•
In the third quarter, the Company repurchased 0.9 million shares of its common stock at an average price of $176.73 per share for $159.7 million, inclusive of applicable fees and taxes.
•
The Company has approximately $840 million remaining in its $1 billion share repurchase authorization announced in August 2024.
•
Since the inception of its buyback program in August 2021, the Company has repurchased 93.9 million shares of its common stock, or 45.5% of its total shares outstanding, at an average price of $77.62 per share for a total cost of $7.3 billion. As of September 30, 2024, shares outstanding were approximately 115.6 million.

2024 Full Year Total Company Outlook

For 2024, the Company expects to achieve the financial performance highlighted below. Projected Net Sales and Adjusted EBITDA include the expected impact of price, commodities, and margins for 2024.

•
Net Sales to be in a range of $16.25 billion to $16.55 billion.
•
Gross Profit margin to be in a range of 32.0% to 33.0%.
•
Adjusted EBITDA to be in a range of $2.25 billion to $2.35 billion.
•
Adjusted EBITDA margin to be in a range of 13.8% to 14.2%.
•
Free cash flow in the range of $1.2 billion to $1.4 billion.

2024 Full Year Assumptions

The Company’s anticipated 2024 performance is based on several assumptions for the full year, including the following:

•
Within the Company’s geographies, Single-Family starts are projected to be up low-single digits, Multi-Family starts down 25% to 30%, and R&R flat to the prior year.
•
Acquisitions completed within the last twelve months are projected to add net sales growth of 2.0% to 2.5%.
•
Total capital expenditures in the range of $375 million to $425 million.
•
Average commodity prices in the range of $380 to $400 per thousand board feet (mbf).
•
Interest expense in the range of $205 million to $215 million.
•
An effective tax rate of 22.5% to 23.5%.
•
Depreciation and amortization expenses in the range of $525 million to $575 million.
•
Two more selling days in 2024 versus 2023.

Conference Call

Builders FirstSource will host a conference call and webcast on Tuesday, November 5, 2024, to discuss the Company’s financial results and other business matters. The teleconference will begin at 8:00 a.m. Central Time and will be hosted by Dave Rush, current President and Chief Executive Officer, Peter Jackson, incoming CEO and current Chief Financial Officer, and Pete Beckmann, incoming CFO and current Senior Vice President, Financial Planning & Analysis.

To participate in the teleconference, please dial into the call a few minutes before the start time at 800-245-3047 (U.S. and Canada) or 203-518-9765 (international), Conference ID: BLDRQ324. A replay of the call will be available at 12:00 p.m. Central Time through Tuesday, November 12, 2024. To access the replay, please dial 800-839-5247 (U.S. and Canada) or 402-220-2703 (international). The live webcast and archived replay can also be accessed on the Company's investor relations website at investors.bldr.com under the Events and Presentations section. The online archive of the webcast will be available for approximately 90 days.

Upcoming Events

Management will participate in investor meetings at the Baird Global Industrials Conference in Chicago on November 13, 2024, the NYSE Industrials Investor Access Day virtually on November 19, 2024, and the Stephens Annual Investment Conference in Nashville on November 20, 2024.

About Builders FirstSource

Headquartered in Irving, Texas, Builders FirstSource is the largest U.S. supplier of building products, prefabricated components, and value-added services to the professional market segment for new residential construction and repair and remodeling. We provide customers an integrated homebuilding solution, offering manufacturing, supply, delivery, and installation of a full range of structural and related building products. We operate in 43 states with approximately 580 locations and have a market presence in 48 of the top 50 and 90 of the top 100 MSAs, providing geographic diversity and balanced end market exposure. We service customers from strategically located distribution and manufacturing facilities (some of which are co-located) that produce value-added products such as roof and floor trusses, wall panels, stairs, vinyl windows, custom millwork, and pre-hung doors. Builders FirstSource also distributes dimensional lumber and lumber sheet goods, millwork, windows, interior and exterior doors, and other specialty building products. www.bldr.com

Forward-Looking Statements

Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, synergies, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. In addition, oral statements made by our directors, officers and employees to the investor and analyst communities, media representatives and others, depending upon their nature, may also constitute forward-looking statements. As with the forward-looking statements included in this release, these forward-looking statements are by nature inherently uncertain, and actual results or events may differ materially as a result of many factors. All forward-looking statements are based upon information available to Builders FirstSource on the date this release was submitted. Builders FirstSource undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements involve risks and uncertainties, many of which are beyond the Company’s control or may be currently unknown to the Company, that could cause actual events or results to differ materially from the events or results described in the forward-looking statements; such risks or uncertainties include those related to the Company’s growth strategies, including acquisitions, organic growth and digital strategies, or the dependence of the Company’s revenues and operating results on, among other things, the homebuilding industry and, to a lesser extent, repair and remodel activity, which in each case is dependent on economic conditions, including inflation, interest rates, consumer confidence, labor and supply shortages, and also lumber and other commodity prices. Builders FirstSource may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and may also be described from time to time in the other reports Builders FirstSource files with the SEC. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

Non-GAAP Financial Measures

The financial measures entitled Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, basic Adjusted net income per share, diluted Adjusted net income per share, Adjusted SG&A, Adjusted SG&A as a percent of net sales, and Free cash flow are not financial measures recognized under GAAP and are therefore non-GAAP financial measures. The Company believes that these non-GAAP financial measures provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and operating results.

Adjusted EBITDA is defined as GAAP net income before depreciation and amortization expense, interest expense, net, income tax expense and other non-cash or special items including stock compensation expense, acquisition and related expense, technology implementation expense, debt issuance and refinancing costs, severance and gain on sale of assets and other one-time costs partially offset by the tax effect of those adjustments to net income. LTM Adjusted EBITDA is defined as Adjusted EBITDA for the last twelve consecutive months. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net sales. Adjusted net income is defined as GAAP net income before non-cash or special items including acquisition and related expense, technology implementation expense, debt issuance and refinancing cost and amortization expense partially offset by the tax effect of those adjustments to net income. Basic Adjusted net income per share is defined as Adjusted net income divided by weighted average basic common shares outstanding while diluted Adjusted net income per share is defined as Adjusted net income divided by weighted average diluted common shares outstanding. Adjusted SG&A is defined as GAAP SG&A expense before non-cash or special items including depreciation expense, amortization expense, stock compensation expense, acquisition and related expense, and technology implementation expense. Adjusted SG&A as a percent of sales is defined as Adjusted SG&A divided by net sales. Free cash flow is defined as GAAP net cash from operating activities less capital expenditures, net of proceeds from the sale of property, plant and equipment.

Company management uses Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, basic Adjusted net income per share and diluted Adjusted net income per share as supplemental measures in its evaluation of the Company’s business, including for trend analysis, purposes of determining management incentive compensation and budgeting and planning purposes. Company management believes that these measures provide a meaningful measure of the Company’s performance and a better baseline for comparing financial performance across periods because these measures eliminate the effects of period to period changes, in the case of Adjusted EBITDA and Adjusted EBITDA margin, in taxes, costs associated with capital investments, interest expense, stock compensation expense, and other non-cash and non-recurring items and, in the case of Adjusted net income and Adjusted net income per diluted share, in certain non-recurring items. Company management also uses free cash flow as a supplemental measure in its evaluation of the Company’s business, including for purposes of its internal liquidity assessments. Company management believes that free cash flow provides a meaningful evaluation of the Company’s liquidity.

The Company believes that these non-GAAP financial measures provide additional tools for investors to use in evaluating ongoing operating results, cash flows and trends and in comparing the Company’s financial measures with other companies in the Company’s industry, which may present similar non-GAAP financial measures to investors. However, the Company’s calculations of these financial measures are not necessarily comparable to similarly titled measures reported by other companies. Company management does not consider these financial measures in isolation or as alternatives to financial measures determined in accordance with GAAP. Furthermore, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures of other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables below.

The Company’s Adjusted EBITDA outlook, free cash flow and full-year forecast for its effective tax rate on operations exclude the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, but are not limited to, loss on early extinguishment of debt, restructuring charges, certain tax items, and charges associated with non-recurring costs such as professional and legal fees associated with our acquisitions and enterprise resource planning (ERP) program. The Company’s management cannot estimate on a forward-looking basis without unreasonable effort the impact these income and expense items will have on its reported net income, operating cash flow and its reported effective tax rate because these items, which could be significant, are difficult to predict and may be highly variable. As a result, the Company does not provide a reconciliation to the most comparable GAAP financial measure for its Adjusted EBITDA or free cash flow outlook or its effective tax rate on operations forecast. Please see the Forward-Looking Statements section of this release for a discussion of certain risks relevant to the Company’s outlook.

# # #

Contact:

Heather Kos

SVP, Investor Relations

Builders FirstSource, Inc.

investorrelations@bldr.com

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2024	2023	2024	2023
Net sales	$4,232,494	$4,534,264	$12,580,186	$12,946,468
Cost of sales	2,846,161	2,953,162	8,431,315	8,399,020
Gross margin	1,386,333	1,581,102	4,148,871	4,547,448
Selling, general and administrative expenses	958,310	939,474	2,857,768	2,861,565
Income from operations	428,023	641,628	1,291,103	1,685,883
Interest expense, net	54,263	50,193	154,615	145,317
Income before income taxes	373,760	591,435	1,136,488	1,540,566
Income tax expense	88,977	139,978	248,834	350,704
Net income	$284,783	$451,457	$887,654	$1,189,862

Net income per share:
Basic	$2.45	$3.62	$7.45	$9.19
Diluted	$2.44	$3.59	$7.39	$9.10
Weighted average common shares:
Basic	116,176	124,577	119,120	129,521
Diluted	116,940	125,792	120,116	130,734

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2024	2023	2024	2023
Cash flows from operating activities:
Net income	$284,783	$451,457	$887,654	$1,189,862
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	141,705	140,611	425,441	416,126
Deferred income taxes	(18,678)	(34,786)	(46,000)	(72,688)
Stock-based compensation expense	17,259	12,128	50,885	35,549
Other non-cash adjustments	17,121	(5,088)	17,136	(4,284)
Changes in assets and liabilities, net of assets acquired and liabilities assumed:
Receivables	141,285	991	105,140	(178,955)
Inventories	96,552	38,298	47,316	115,575
Contract assets	7,040	2,528	(18,220)	(4,287)
Other current assets	14,779	(2,355)	4,741	23,297
Other assets and liabilities	(8,402)	(2,577)	(41,009)	(16,392)
Accounts payable	(18,158)	(30,396)	123,658	230,576
Accrued liabilities	55,552	89,352	(81,237)	(24,343)
Contract liabilities	(880)	(10,697)	23,724	(14,863)
Net cash provided by operating activities	729,958	649,466	1,499,229	1,695,173
Cash flows from investing activities:
Cash used for acquisitions, net of cash acquired	(123,938)	(52,347)	(256,856)	(142,906)
Purchases of property, plant and equipment	(99,578)	(145,486)	(280,897)	(376,596)
Proceeds from sale of property, plant and equipment	4,257	33,548	10,555	43,406
Cash used for equity investments	—	—	(7,686)	—
Net cash used in investing activities	(219,259)	(164,285)	(534,884)	(476,096)
Cash flows from financing activities:
Borrowings under revolving credit facility	57,000	1,224,000	954,000	4,025,000
Repayments under revolving credit facility	(156,000)	(1,499,000)	(1,418,000)	(3,607,000)
Proceeds from long-term debt and other loans	—	—	1,000,000	—
Repayments of long-term debt and other loans	(846)	(1,078)	(2,613)	(3,190)
Payments of loan costs	—	—	(12,829)	(1,897)
Payments of acquisition-related deferred and contingent consideration	(4,842)	—	(14,364)	—
Tax withholdings on and exercises of equity awards	(270)	(75)	(55,267)	(32,103)
Repurchase of common stock	(153,207)	(210,248)	(1,153,325)	(1,592,236)
Net cash used in financing activities	(258,165)	(486,401)	(702,398)	(1,211,426)
Net change in cash and cash equivalents	252,534	(1,220)	261,947	7,651
Cash and cash equivalents at beginning of period	75,569	89,316	66,156	80,445
Cash and cash equivalents at end of period	$328,103	$88,096	$328,103	$88,096

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(unaudited)

(in thousands, except per share amounts)	September 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$328,103	$66,156
Accounts receivable, less allowances of $42,530 and $42,488, respectively	1,369,660	1,436,917
Other receivables	279,177	290,310
Inventories	1,203,919	1,228,265
Contract assets	184,351	165,677
Other current assets	109,198	113,403
Total current assets	3,474,408	3,300,728
Property, plant and equipment, net	1,939,881	1,803,824
Operating lease right-of-use assets, net	600,369	502,184
Goodwill	3,646,915	3,556,556
Intangible assets, net	1,143,123	1,298,173
Other assets, net	89,441	37,987
Total assets	$10,894,137	$10,499,452
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,021,626	$881,384
Accrued liabilities	645,345	717,528
Contract liabilities	186,514	162,659
Current portion of operating lease liabilities	101,807	98,217
Current maturities of long-term debt	3,591	3,649
Total current liabilities	1,958,883	1,863,437
Noncurrent portion of operating lease liabilities	531,763	434,081
Long-term debt, net of current maturities, discounts and issuance costs	3,700,175	3,177,411
Deferred income taxes	121,199	167,199
Other long-term liabilities	135,444	124,973
Total liabilities	6,447,464	5,767,101
Commitments and contingencies (Note 11)
Stockholders' equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 300,000 shares authorized; 115,557 and 121,857 shares issued and outstanding at September 30, 2024, and December 31, 2023, respectively	1,156	1,219
Additional paid-in capital	4,266,561	4,270,948
Retained earnings	178,956	460,184
Total stockholders' equity	4,446,673	4,732,351
Total liabilities and stockholders' equity	$10,894,137	$10,499,452

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of GAAP Net Income to Adjusted Net Income

(unaudited)

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	September 30,		September 30,		September 30,
(in millions)	2024	2023	2024	2023	2024
Reconciliation to Adjusted Net Income:
GAAP net income	$284.8	$451.5	$887.7	$1,189.9	$1,238.3
Acquisition and related expense	2.6	(1.0)	5.2	26.9	9.2
Technology implementation expense	19.4	25.5	46.7	51.6	76.5
Debt issuance and refinancing cost	-	-	-	0.7	-
Amortization expense	76.3	83.5	237.2	252.9	320.0
Tax-effect of adjustments to net income	(23.6)	(25.9)	(69.4)	(79.7)	(97.4)
Adjusted net income	$359.5	$533.6	$1,107.4	$1,442.3	$1,546.6

GAAP common shares outstanding	116.2	124.6	119.1	129.5
GAAP diluted common shares outstanding	116.9	125.8	120.1	130.7

Basic adjusted net income per share:	$3.09	$4.28	$9.30	$11.14
Diluted adjusted net income per share:	$3.07	$4.24	$9.22	$11.03

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of GAAP Net Income to Adjusted EBITDA

(unaudited)

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	September 30,		September 30,		September 30,
(in millions)	2024	2023	2024	2023	2024
Reconciliation to Adjusted EBITDA:
GAAP net income	$284.8	$451.5	$887.7	$1,189.9	$1,238.3
Interest expense, net	54.3	50.2	154.6	144.6	201.4
Income tax expense	112.6	165.9	318.2	430.4	439.2
Depreciation expense	65.5	57.1	188.3	163.2	247.6
Amortization expense	76.3	83.5	237.2	252.9	320.0
Stock compensation expense	17.3	12.1	50.9	35.5	63.9
Acquisition and related expense	2.6	(1.0)	5.2	26.9	9.2
Technology implementation expense	19.4	25.5	46.7	51.6	76.5
Debt issuance and refinancing cost	-	-	-	0.7	-
Tax-effect of adjustments to net income	(23.6)	(25.9)	(69.4)	(79.7)	(97.4)
Other management-identified adjustments (1)	17.3	(5.6)	17.7	(2.2)	23.9
Adjusted EBITDA	$626.5	$813.3	$1,837.1	$2,213.8	$2,522.6
Adjusted EBITDA margin	14.8%	17.9%	14.6%	17.1%	15.1%

(1) Primarily relates to severance, net gain/loss on sale of assets, and other one-time costs.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of GAAP Selling, General & Administrative Expenses to Adjusted Selling, General & Administrative Expenses

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2024	2023	2024	2023
Reconciliation to Adjusted SG&A Expense:
GAAP SG&A expense	$958.3	$939.5	$2,857.8	$2,861.6
Depreciation expense	(45.3)	(41.7)	(130.7)	(119.2)
Amortization expense	(73.6)	(83.5)	(229.1)	(252.9)
Stock compensation expense	(17.3)	(12.1)	(50.9)	(35.5)
Acquisition and related expense	(2.6)	1.0	(5.2)	(26.9)
Technology implementation expense	(19.4)	(25.5)	(46.7)	(51.6)
Other management-identified adjustments (1)	(17.3)	5.6	(17.7)	2.2
Adjusted SG&A expense	$782.8	$783.3	$2,377.5	$2,377.7

GAAP SG&A expense as a % of sales	22.6%	20.7%	22.7%	22.1%
Adjusted SG&A expense as a % of sales	18.5%	17.3%	18.9%	18.4%

(1) Primarily relates to severance, net gain/loss on sale of assets, and other one-time costs.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Interest Reconciliation

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2024		September 30, 2024
(in millions)	Interest Expense	Net Debt Outstanding	Interest Expense	Net Debt Outstanding
2032 Unsecured notes @ 4.25%	$13.8	$1,300.0	$41.4	$1,300.0
2032 Unsecured notes @ 6.375%	11.2	700.0	33.5	700.0
2030 Unsecured notes @ 5.00%	6.9	550.0	20.6	550.0
2034 Unsecured notes @ 6.375%	16.1	1,000.0	37.5	1,000.0
Revolving credit facility @ 8.10% weighted average interest rate	1.2	-	8.5	-
Amortization of debt issuance costs, discount and premium	1.4	-	4.1	-
Finance leases and other finance obligations	4.7	192.1	14.6	192.1
Cash	-	(328.1)	-	(328.1)
Total (1)	$55.3	$3,414.0	$160.2	$3,414.0

(1) Total interest expense does not include interest income of approximately $1 million and $6 million received during the three month and nine month periods, respectively.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Free Cash Flow

(unaudited)

	Three Months Ended	Nine Months Ended
(in millions)	September 30, 2024	September 30, 2024
Free Cash Flow
Operating activities	$730.0	$1,499.2
Less: Capital expenditures, net of proceeds	(95.3)	(270.3)
Free cash flow	$634.7	$1,228.9

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Sales by Product Category

(unaudited)

	Three Months Ended September 30,
	2024		2023
(in millions)	Net Sales	% of Net Sales	Net Sales	% of Net Sales	% Change
Manufactured products	$997.6	23.6%	$1,200.4	26.5%	(16.9)%
Windows, doors & millwork	$1,084.8	25.6%	$1,093.3	24.1%	(0.8)%
Value-added products	2,082.4	49.2%	2,293.7	50.6%	(9.2)%

Specialty building products & services	1,081.0	25.5%	1,083.4	23.9%	(0.2)%
Lumber & lumber sheet goods	1,069.1	25.3%	1,157.2	25.5%	(7.6)%
Total net sales	$4,232.5	100.0%	$4,534.3	100.0%	(6.7)%

	Nine Months Ended September 30,
	2024		2023
(in millions)	Net Sales	% of Net Sales	Net Sales	% of Net Sales	% Change
Manufactured products	$3,031.8	24.1%	$3,557.4	27.5%	(14.8)%
Windows, doors & millwork	3,230.5	25.7%	3,263.4	25.2%	(1.0)%
Value-added products	6,262.3	49.8%	6,820.8	52.7%	(8.2)%

Specialty building products & services	3,073.5	24.4%	3,032.8	23.4%	1.3%
Lumber & lumber sheet goods	3,244.4	25.8%	3,092.9	23.9%	4.9%
Total net sales	$12,580.2	100.0%	$12,946.5	100.0%	(2.8)%